                                  Exhibit  11
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                             THREE MONTHS ENDED JUNE 30,             SIX MONTHS ENDED JUNE 30,
                                             ---------------------------             -------------------------
                                                1995               1994                   1995              1994
                                                ----               ----                   ----              ----
Net income (loss)                          $       426,000        (726,000)         $     1,866,000         428,000
                                           ===============      ==========          ===============      ==========
Weighted average number of common shares
    outstanding                                  3,836,063       3,836,063                3,836,063       3,836,063
                                           ===============      ==========          ===============      ==========
Net income (loss) per share of common
    stock                                  $          0.11           (0.19)         $           .49             .11
                                           ===============      ==========          ===============      ==========




NOTE: Outstanding stock options are excluded from the computation as the effective dilution in earnings per share data is less than 1%.